June 7, 1994




Okabe Company Limited
4-21-15 Mukohjima, Sumida-ku
Tokyo 131 Japan
Attn:  Mr. Shunji Kaburaki
       Representative Director

          Re:  Share Purchase

Dear Mr. Kaburaki:

          Elco Industries, Inc., a Delaware corporation ("Elco"), hereby agrees to purchase 135,000 shares (the "Shares") of Elco Common Stock, $5 par value (the "Common Stock"), owned by Okabe Company Limited, a Japanese corporation ("Okabe"), for a purchase price of $18.50 per share.

          In consideration of the mutual covenants and agreements herein set forth, the parties hereto agree as follows:

          Section 1.  Purchase and Sale.  At the Closing (as
hereinafter defined), Okabe shall sell and deliver to Elco and Elco shall purchase and receive, all right, title and interest in and to the Shares.

          Section 2. Consideration. The aggregate purchase price for the Shares shall be $2,497,500.00 (the "Purchase Price"). At the Closing, Elco shall deliver by wire transfer of same day funds to the account specified by Okabe an aggregate amount equal to the Purchase Price (the "Closing Payment").

          Section 3.  Closing and Deliveries.

          3.1 Closing. The sale and transfer of the Shares and the deliveries contemplated in this Section 3 (the "Closing") shall occur at the offices of Baker & McKenzie, 2800 Prudential Plaza, Chicago, Illinois at 10:00 a.m., on June 14, 1994 or at such other time and place as may be agreed upon by the parties hereto (the "Closing Date").

         3.2 Deliveries by Okabe. On the Closing Date, Okabe shall deliver or cause to be delivered to Elco, stock certificates evidencing the Shares along with stock powers duly executed in blank and containing a signature guarantee of a national bank or a national brokerage firm.

          3.3 Deliveries by Elco. On the Closing Date, Elco shall deliver or cause to be delivered to Okabe, the Closing
Payment in the manner set forth in Section 2 hereof.

          Section 4.  Representations and Warranties.

          4.1  Representations and Warranties of Okabe.

          Okabe represents and warrants to Elco as follows:

          (a) Authority. Okabe has full corporate power and authority to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors of Okabe and no other corporate proceedings on the part of Okabe are necessary to authorize the execution, delivery and performance of this Agreement or the transactions contemplated hereby;

          (b) No Violation or Approval. The consummation of the sale of the Shares contemplated by this Agreement will not
     (i) violate or conflict with any provision of Okabe's charter, bylaws or other constituent document,
     (ii) constitute a breach, violation or default (or an event that, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration under, or result in the creation of any encumbrance upon any of the properties or assets of Okabe or any of its subsidiaries under, any note, bond, mortgage, indenture, deed or trust, license, lease, agreement or other instrument to which Okabe or any of its subsidiaries is a party or by which it or its properties or assets is bound, (iii) require Okabe to obtain any consent, permit, authorization or approval from, or make any registration or filing with, any court or other public body or authority or (iv) violate, breach, conflict with or otherwise contravene any United States, state, municipal, foreign or other law, rule, regulation, order, judgement, injunction, decree or ruling of any United States, state, municipal, foreign or other court or governmental instrumentality binding on Okabe or any of its subsidiaries; and

          (c) Ownership of Shares. Okabe owns of record and beneficially the Shares and will continue to own the Shares until transferred to Elco pursuant to this Agreement and, upon delivery of the Shares to Elco on the Closing Date pursuant to the terms and conditions of this Agreement, Elco will receive good and valid title to the Shares, free and clear of any adverse lien, claim, charge, encumbrance or restriction.

          4.2  Representations and Warranties of Elco.

          Elco represents and warrants to Okabe as follows:

          (a) Authority. Elco has full corporate power and authority to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors of Elco and no other corporate proceedings on the part of Elco are necessary to authorize the execution, delivery and performance of this Agreement or the transactions contemplated hereby;

          (b) No Violation or Approval. The consummation of the sale of the Shares contemplated by this Agreement will not
     (i) violate or conflict with any provision of Elco's Certificate of Incorporation or By-Laws, (ii) constitute a breach, violation or default (or an event that, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the perform-ance required by, or result in a right of termination or acceleration under, or result in the creation of any encumbrance upon any of the properties or assets of Elco or any of its subsidiaries under, any note, bond, mortgage, indenture, deed or trust, license, lease, agreement or other instrument to which Elco or any of its subsidiaries is a party or by which it or its properties or assets is bound,
     (iii) require Elco to obtain any consent, permit, authoriza-tion or approval from, or make any registration or filing with, any court or other public body or authority or
     (iv) violate, breach, conflict with or otherwise contravene any United States, state, municipal or other law, rule, regulation, order, judgement, injunction, decree or ruling of any United States, state, municipal or other court or governmental instrumentality binding on Elco or any of its subsidiaries; and

          (c) Solvency. After giving effect to the sale of the Shares and after giving effect to any obligations incurred in connection with such sale (i) the assets of Elco at a fair valuation and at their present fair saleable value exceed the total amount of liabilities (including contingent and unmatured liabilities) of Elco, (ii) Elco will be able to pay its debts as they come due and (iii) Elco will not have unreasonably small capital in order to conduct its business.

          Section 5.  Public Offering of Common Stock.

          5.1 Public Offering. If requested by Okabe, Elco agrees to use all reasonable efforts to file a registration statement (the "Registration Statement") under the Securities Act of 1933, as amended (the "Act"), not later than September 1, 1994, or as soon thereafter as practicable, with respect to an underwritten public offering (the "Offering") of shares of Common Stock, which shall include no less than 425,000 of the shares of Common Stock owned by Okabe after the Closing (the "Remaining Shares") and may include shares of Common Stock to be sold on behalf of Elco. Elco agrees to use all reasonable efforts to consummate the Offering within 90 days after the date of filing of the Registration Statement. Okabe's present intention is to sell all Remaining Shares pursuant to the Offering, subject to market conditions and the execution and delivery of a definitive underwriting agreement.

          5.2 Expenses. Whether or not the Offering is consummated, Elco and Okabe agree to share equally the following items related to the Offering, whether incurred prior to or after the date of this Agreement, up to any aggregate of $300,000
($150,000 each):

          (i) all costs, fees and expenses of Baker & McKenzie, legal counsel to Elco, and Sidley & Austin, legal counsel to Okabe, and of Elco's independent accountants, all costs and expenses incurred in connection with the preparation, printing, filing and distribution of the Registration Statement, each preliminary prospectus and the final prospectus (including all documents incorporated by reference therein, exhibits and financial statements) and all amendments and supplements thereto;

          (ii) all costs, fees and expenses (including legal fees not to exceed $20,000 and disbursements of counsel to the underwriters for the Offering (the "Underwriters")) incurred in connection with qualifying or registering all or any part of the shares of Common Stock for offer and sale under blue sky laws, including the preparation of a blue sky memorandum relating to the shares of Common Stock and clearance of the Offering with the NASD (including the related filing fee);

          (iii) all fees and expenses of Elco's transfer agent, printing of the certificates for the shares of Common Stock and all transfer taxes, if any, with respect to the sale and delivery of the shares of Common Shares to the Underwriters; and

          (iv) all reasonable travel and lodging expenses of Elco incurred in connection with the "road show" for the Offering.

Okabe agrees that if the Offering is consummated its share of the foregoing items will be withheld and paid from the proceeds of the sale of the Remaining Shares. If the Offering is not consummated, Okabe agrees to pay its share of the foregoing items promptly after receipt of a reasonably itemized listing thereof from Elco.

          5.3 No Solicitation. Okabe agrees not to solicit offers to buy the Remaining Shares in private transactions taking place outside of and not through the facilities of the Nasdaq National Market or any other public securities market from the Closing Date to the earlier of November 15, 1994 or the date five business days following the effectiveness of the Registration Statement; provided that if the Registration Statement has not been filed by September 1, 1994, or as soon thereafter as practicable, or has been withdrawn, then the aforesaid agreement not to solicit shall terminate. The letter agreement dated June 27, 1989 (the "Standstill Agreement") between Elco and Okabe, which requires Okabe to offer first to Elco any shares of Common Stock it intends to sell, is hereby amended to permit Okabe to sell up to 25,000 of the Remaining Shares per month on the Nasdaq National Market without such first offer to Elco.

          Section 6. Approvals. Subject to the terms and conditions herein provided, each of the parties hereto agrees to use reasonable efforts to take, or to cause to be taken, all action necessary or advisable under applicable laws, regulations and agreements to consummate the transactions contemplated by this Agreement.

          Section 7.  General.

          7.1 Entire Transaction. This Agreement contains the entire understanding of the parties hereto and supersedes all other agreements and understandings among such parties with respect to the transactions contemplated hereby, except for the Standstill Agreement, which shall remain in full force and effect as modified by Section 5.3 hereof.

          7.2 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Illinois, without reference to its choice of law rules, and the parties hereto hereby consent to the jurisdiction of Illinois courts over all matters relating hereto.

          7.3 Successors. This Agreement will inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns, and will not confer any rights upon any other person.

          7.4 Execution in Counterparts. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument, and any of the parties hereto may execute this Agreement by signing any such counterpart.

                                   Very truly yours,

                                   ELCO INDUSTRIES, INC.



                                   By:  /s/John C. Lutz
                                   Name:  John C. Lutz
                                   Title: President and Chief
                                             Executive Officer



Accepted and agreed to, as of the
7th day of June, 1994

OKABE COMPANY LIMITED


By:  /s/Shunji Kaburaki
Name:  Shunji Kaburaki
Title: